EXHIBIT 99.1
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NEWS FOR IMMEDIATE RELEASE                         CONTACT: BRIEN M. CHASE, CFO
DECEMBER 5, 2002                                            304-525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                          ELECTS TO DEFER DISTRIBUTIONS
                          ON TRUST PREFERRED SECURITIES

         PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI) a community bank holding company with seven individually managed bank subsidiaries today announced that it is electing to exercise its right to defer the regularly scheduled quarterly distribution on its PFBI Capital Trust 9.75% Preferred Securities (Nasdaq:PFBIP) ("Trust Preferred Securities") scheduled for December 31, 2002, as well as future distributions on the Trust Preferred Securities.

         As previously disclosed, pursuant to an agreement entered into with the Federal Reserve Bank of Cleveland on September 29, 2000, Premier is required to request approval for the payment of distributions due on the Trust Preferred Securities. The Federal Reserve Bank of Cleveland denied Premier's request to make the fourth quarter distribution.

         Premier has accordingly determined to exercise its right to defer the payment of interest on its 9.75% Junior Subordinated Deferrable Interest Debentures ("Subordinated Debentures") related to the Trust Preferred Securities for an indefinite period (which can be no longer than 20 consecutive quarterly periods). This and any future deferred distributions will begin to accrue interest at an annual rate of 9.75% which will be paid when the deferred distributions are ultimately paid. Management of Premier does not expect to resume payments on the Subordinated Debentures or the Trust Preferred until the Federal Reserve Bank of Cleveland determines that Premier has achieved adequate and sustained levels of profitability to support such payments and approves such payments.

         The Trust Preferred Securities have a cumulative provision. Therefore, in accordance with generally accepted accounting principles, Premier intends to continue to accrue the monthly cost of the Trust Preferred Securities as it has since issuance. Premier's management also intends to continue to seek approval of the Federal Reserve Bank of Cleveland for payment of the regularly scheduled quarterly distributions on the Trust Preferred Securities and any accumulated deferrals.

         Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.